Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in Registration Statement No. 333-220257 on Form S-3 and Nos. 333-200828, 333-188526, 333-182225, 333-56161, 333-50806, 333-49732, 333-121073, 333-151184, 333-155191 and 333-129774 on Form S-8 of Sempra Energy of our report dated March 31, 2017 relating to the consolidated financial statements of Energy Future Holdings Corp. and subsidiaries (the “Company”) as of and for the year ended December 31, 2016 (which report expresses an unmodified opinion and includes an emphasis-of-matter paragraph that describes that the financial statements do not purport to reflect or provide for the consequences of the bankruptcy proceedings and an emphasis-of-matter paragraph that describes substantial doubt regarding the Company’s ability to continue as a going concern, both items discussed in Note 2 of the consolidated financial statements) appearing in this Current Report on Form 8-K of Sempra Energy dated January 2, 2018.

/s/ Deloitte & Touche LLP

Dallas, TX

January 2, 2018